EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in presentation of discontinued operations discussed in Note 1, which is as of August 6, 2010, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which report appears in the Current Report on Form 8-K dated August 6, 2010 of American International Group, Inc. We also consent to the references to us in Item 5 in this Registration Statement and in the section “Experts” included in the Prospectus.
/s/ PricewaterhouseCoopers LLP
New York, New York
August 9, 2010